Exhibit 99.2

Release Date Contact	Immediate December 19, 2007 Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Curt Pullen (616) 654 3754 or curt_pullen@hermanmiller.com
Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address Internet	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 www.hermanmiller.com

Herman Miller, Inc., Announces Strategic Acquisition of Brandrud Furniture, Inc. to Expand its Product Offerings and Competitive Position in the Healthcare Furnishings Sector

Herman Miller, Inc., announced today a definitive agreement to acquire Brandrud Furniture, Inc., a Seattle-based manufacturer of healthcare furnishings. The transaction is expected to be completed in February 2008, pending the conclusion of due diligence. Terms of the transaction were not disclosed.

Brandrud is a manufacturer of healthcare furnishings, with an emphasis on seating products for patient rooms, patient treatment areas, and public spaces such as lobbies and waiting areas. Brandrud also serves the higher education and office markets. The company is expected to have 2007 sales of approximately $20 million. Brandrud and Herman Miller have shared a successful marketing alliance since October 2005.

“This acquisition supports Herman Miller’s strategy of accelerating investment in high-return growth initiatives,” said Brian Walker, Chief Executive Officer. “Brandrud has been increasingly recognized for its high-quality and well-designed products, making it an excellent strategic fit with our company. The acquisition enables Herman Miller to gain access to a proven product portfolio that strengthens and expands our healthcare offering. The Company also has a strong management team and excellent workforce that share both our values and our growth ambitions.”

Lee Falck and Bobby Holt acquired Brandrud in 2000 and serve as co-presidents. “We welcome the opportunity to build on our healthcare expertise, design heritage, and high standards for quality and customer service with Herman Miller,” said Falck. “Our experience as alliance partners for the last two years makes us confident in the success of this union.”

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Beth Nickels, President of Herman Miller for Healthcare, commented, “Brandrud’s products complement our current offering and demonstrate a clear understanding of the needs of healthcare organizations. The acquisition of Brandrud will accelerate the momentum we have been gaining in this segment and offers further evidence of our commitment to this fast growing market.”

About Herman Miller

The designs and services of Herman Miller enhance the performance of human habitats worldwide, making customers’ lives more productive, rewarding, delightful, and meaningful. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated $1.92 billion in revenue during fiscal 2007. Herman Miller is widely recognized both for its innovative products and business practices. In fiscal 2004 Herman Miller was named recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2007 the company was again included in CRO magazine’s “100 Best Corporate Citizens” and was cited by Fortune magazine as the “Most Admired” company in its industry. The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

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